Exhibit 12.1
                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                      OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  (in millions)

                                              Six Months Ended
                                           June 27,      June 28,
                                             1998           1997
                                           ----------------------
Income before taxes                        $  3,731      $  5,625

Add fixed charges net of
  capitalized interest                           23            23
                                           --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                $  3,754      $  5,648
                                           ========      ========

Fixed charges:

Interest                                   $     15      $     14

Capitalized interest                              4             5

Estimated interest component
  of rental expense                               8             9
                                           --------      --------

Total                                      $     27    $       28
                                           ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges               139           202
